Exhibit (a)(vi) under Form N-1A
                                            Exhibit 3(i) under Item 601/Reg. S-K


                          FIXED INCOME SECURITIES, INC.

                             ARTICLES SUPPLEMENTARY

      FIXED INCOME SECURITIES, INC., a Maryland corporation (the "Corporation") hereby certifies that:

      FIRST: The Corporation is authorized to issue 10,000,000,000 shares of common stock, par value $0.001 per share, with an aggregate par value of $10,000,000. These Articles Supplementary do not increase the total authorized capital stock of the Corporation or the aggregate par value thereof.

      SECOND: The Board of Directors of the Corporation hereby reclassifies all of the authorized but unissued shares of common stock of the Corporation such that the authorized common stock of the Corporation is classified as follows:

Class                                                 Number of Shares

Federated Limited Term Fund Class A Shares              1,000,000,000
Federated Limited Term Fund Class F Shares              1,000,000,000
Federated Limited Term Municipal Fund
      Class A Shares                                    1,000,000,000
Federated Limited Term Municipal Fund
      Class F Shares                                    1,000,000,000
Federated Strategic Income Fund Class A Shares          1,000,000,000
Federated Strategic Income Fund Class B Shares          2,000,000,000
Federated Strategic Income Fund Class C Shares          1,000,000,000
Federated Strategic Income Fund Class F Shares          1,000,000,000

Authorized but unclassified shares of common stock      1,000,000,000

TOTAL SHARES                                          10,000,000,000

      THIRD: The shares of common stock reclassified hereby shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as set forth in Article FOURTH Section (b) of the Corporation's charter and shall be subject to all provisions of the charter relating to stock of the Corporation generally and to the following:



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      At such times as may be determined by the Board of Directors (or with the authorization of the Board of Directors, by the Officers of the Corporation) in accordance with the Investment Company Act of 1940, as amended, applicable rules and regulations thereunder, and applicable rules and regulations of the National Association of Securities Dealers, Inc., and reflected in the pertinent registration statement of the Corporation, Federated Strategic Income Fund Class B Shares of the Corporation may be automatically converted into Federated Strategic Income Fund Class A Shares of the Corporation based on the relative net asset values of such classes at the time of the conversion, subject, however, to any conditions of conversion that may be imposed by the Board of Directors (or with the authorization of the Board of Directors, by the Officers of the Corporation) and reflected in the pertinent registration statement of the Corporation as aforesaid.

     FOURTH: The stock of the Corporation has been reclassified by the Board of Directors pursuant to authority contained in the charter of the Corporation.

      IN WITNESS WHEREOF, Fixed Income Securities, Inc. has caused these presents to be signed in its name and on its behalf as of May 27, 1997, by its duly authorized officers, who acknowledge that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles are true in all material respects, and that this statement is made under the penalties of perjury.

WITNESS:                      FIXED INCOME SECURITIES, INC.


/s/ S. Elliott Cohan          By:  /s/ J. Christopher Donahue
S. Elliott Cohan              J. Christopher Donahue
Assistant Secretary           Vice President